UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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STARBUCKS CORPORATION

(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE
Starbucks Corporation (the “Company”) is filing the following information as additional soliciting material related to the solicitation of proxies for its 2009 Annual Meeting of Shareholders, which the Company also included in a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 20, 2009.

Item 8.01 Other Events.
Effective February 19, 2009, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of Starbucks Corporation (the “Company”) approved an amendment (the “Amendment”) to the Company’s 2005 Long-Term Equity Incentive Plan (the “Plan”) to delete a provision of the Plan providing that shares underlying exercised awards that are not issued in settlement of the awards will become available for future awards under the Plan. The Amendment arose from discussions with RiskMetrics Group in connection with its review of the Company’s proposed stock option exchange program. The Company included a proposal seeking shareholder approval of an amendment to the Company’s equity incentive plans to allow for a one-time stock option exchange program in its definitive proxy statement for the 2009 Annual Meeting of Shareholders to be held March 18, 2009, filed with the Securities and Exchange Commission on January 22, 2009.
The Amendment deleted the following sentence from Section 4(a) of the Plan:
“Without limiting the foregoing, unless the Plan shall have been terminated, Shares underlying an Award that has been exercised, either in part or in full, including any Shares that would otherwise be issued to a Participant that are used to satisfy any withholding tax obligations that arise with respect to any Award, shall become available for future Awards under the Plan except to the extent Shares were issued in settlement of the Award.”